                                                                     Exhibit 2.1





                             DISTRIBUTION AGREEMENT


                                     between


                               The Limited, Inc.,


                                       and


                                    Too, Inc.

                           ---------------------------

                           DATED AS OF AUGUST 23, 1999


                                        TABLE OF CONTENTS

                                                                                              PAGE
ARTICLE 1DEFINITIONS............................................................................4
SECTION 1.1.  Definitions.......................................................................4
ARTICLE 2CONTRIBUTIONS TO TOO, INC..............................................................8
SECTION 2.1.  Contribution of Contributed Subsidiaries..........................................8
SECTION 2.2.  Transfers of Certain Assets; Assumption of Certain Liabilities....................8
SECTION 2.3.  Agreement Relating To Consents Necessary To Transfer Assets......................10
ARTICLE 3THE DISTRIBUTION......................................................................10
SECTION 3.1.  Cooperation Prior to the Distribution............................................10
SECTION 3.2.  The Limited Board Action; Conditions Precedent to the Distribution...............11
SECTION 3.3.  The Distribution.................................................................12
SECTION 3.4.  Subdivision of Too, Inc. Common Stock to Accomplish the Distribution.............12
SECTION 3.5.  Fractional Shares................................................................12
ARTICLE 4INDEMNIFICATION.......................................................................13
SECTION 4.1.  Too, Inc. Indemnification of The Limited Group...................................13
SECTION 4.2.  The Limited Indemnification of Too, Inc. Group...................................13
SECTION 4.3.  Insurance; Third Party Obligations; Tax Benefits.................................14
SECTION 4.4.  Notice and Payment of Claims.....................................................14
SECTION 4.5.  Notice and Defense of Third-Party Claims.........................................15
SECTION 4.6.  Contribution.....................................................................16
SECTION 4.7.  Non-Exclusivity of Remedies......................................................16
ARTICLE 5EMPLOYEE MATTERS......................................................................16
SECTION 5.1.  Employee Matters Generally.......................................................16
SECTION 5.2.  Restriction on Solicitation or Employment of Employees...........................17
ARTICLE 6ACCESS TO INFORMATION.................................................................17
SECTION 6.1.  Provision of Corporate Records...................................................17
SECTION 6.2.  Access to Information............................................................17
SECTION 6.3.  Litigation Cooperation...........................................................18
SECTION 6.4.  Reimbursement....................................................................18
SECTION 6.5.  Retention of Records.............................................................18
SECTION 6.6.  Confidentiality..................................................................18
SECTION 6.7.  Inapplicability of Article 6 to Tax Matters......................................19
ARTICLE 7CERTAIN OTHER AGREEMENTS..............................................................19
SECTION 7.1.  Intercompany Accounts............................................................19
SECTION 7.2.  Certain Rights Upon a Third Party Obtaining Above a Specified Ownership
         Level of Too, Inc. Common Stock.......................................................19
SECTION 7.3.  Further Assurances and Consents..................................................20
ARTICLE 8MISCELLANEOUS.........................................................................20



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

SECTION 8.1.  Notices..........................................................................20
SECTION 8.2.  Amendments; No Waivers...........................................................21
SECTION 8.3.  Expenses.........................................................................21
SECTION 8.4.  Successor and Assigns............................................................22
SECTION 8.5.  Governing Law....................................................................22
SECTION 8.6.  Counterparts; Effectiveness......................................................22
SECTION 8.7.  Entire Agreement.................................................................22
SECTION 8.8.  Tax Separation Agreement; Set-Off; Payment of After-Tax Amounts..................22
SECTION 8.9.  Jurisdiction.....................................................................23
SECTION 8.10. Existing Arrangements............................................................23
SECTION 8.11. Termination Prior to the Distribution............................................24
SECTION 8.12. Termination After the Distribution...............................................24
SECTION 8.13. Captions.........................................................................24


                                                                        PAGE
                                                                        ----



Schedule 2.01                              --        Contributed Subsidiaries
Schedule 5.01                              --        Employee Matters
Schedule 7.01                              --        Intercompany Accounts

                             DISTRIBUTION AGREEMENT

         DISTRIBUTION AGREEMENT dated as of August 23, 1999 (the "AGREEMENT") between The Limited, Inc., a Delaware corporation ("THE LIMITED"), and Too, Inc., a Delaware corporation ("TOO, INC.").



                              W I T N E S S E T H:

         HEREAS, Too, Inc. is presently a wholly owned subsidiary of The
Limited;

         WHEREAS, the Board of Directors of The Limited has determined that it is in the best interest of The Limited, its shareholders and Too, Inc. that all shares of Too, Inc. Common Stock owned by The Limited be distributed pro rata to The Limited's shareholders;

         WHEREAS, The Limited and Too, Inc. are concurrently herewith entering into the Tax Separation Agreement; and

         WHEREAS, the parties hereto desire to set forth herein the principal corporate transactions to be effected in connection with the Distribution (as defined below) and certain other matters relating to the relationship and the respective rights and obligations of the parties following the Distribution.

         NOW, THEREFORE, the parties hereto agree as follows:



                                    ARTICLE 1

                                   DEFINITIONS

         SECTION 1.1. Definitions. The following terms, as used herein, have the following meanings:

         "ACTION" means any claim, suit, action, arbitration, inquiry, investigation or other proceeding by or before any court, governmental or other regulatory or administrative agency or commission or any other tribunal.

         "AFFILIATE" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For the purposes of this definition, "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "CONTROLLING" and "CONTROLLED" have meanings correlative to the foregoing.

         "ANCILLARY AGREEMENT" means each of the Tax Separation Agreement, the Services Agreement, the Store Leases Agreement, the Building Lease Amendment and the Trademark and Service Mark Licensing Agreement.

         "BUILDING LEASE AMENDMENT" means the Amendment, dated as of the date hereof, to the Building Lease Agreement dated as of July 1, 1995 between Distribution Land Corp. and Too, Inc.

         "COMMISSION" means the Securities and Exchange Commission.

         "DISTRIBUTION" means a distribution by The Limited on the Distribution Date of all Too, Inc. Common Stock owned by it to the holders of The Limited Common Stock as of the Record Date.

         "DISTRIBUTION AGENT" means EquiServe, First Chicago Division.

         "DISTRIBUTION DATE" means the day as of which the Distribution shall be effected.

         "DISTRIBUTION DOCUMENTS" means all of the agreements and other documents entered into in connection with the Distribution as contemplated hereby, including, without limitation, this Agreement and the other Ancillary Agreements.

         "ENVIRONMENTAL LAWS" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, permits, licenses and governmental restrictions, whether now or hereafter in effect, relating to the environment, the effect of the environment on human health or to emissions, discharges, releases, manufacturing, storage, processing, distribution, use, treatment, disposal, transportation or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes or the clean-up or other remediation thereof.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "FINALLY DETERMINED" means, with respect to any Action or other matter, that the outcome or resolution of such Action or matter has been judicially determined by judgment or order not subject to further appeal or discretionary review.

         "FORM 10" means the registration statement on Form 10 filed by Too, Inc. with the Commission on May 4, 1999 to effect the registration of Too, Inc. Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended from time to time.

         "GROUP" means, as the context requires, the Too, Inc. Group or The Limited Group.

         "INDEMNIFIED PARTY" has the meaning set forth in Section 4.04.

         "INDEMNIFYING PARTY" has the meaning set forth in Section 4.04.

         "INFORMATION STATEMENT" means the information statement to be sent to each holder of The Limited Common Stock in connection with the Distribution.

         "IRS" means the Internal Revenue Service.

         "LIABILITIES" means any and all claims, debts, liabilities and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including, without limitation, those debts, liabilities and obligations arising under this Agreement, any law, rule, regulation, any action, order, injunction or consent decree of any governmental agency or entity, or any award of any arbitrator of any kind, and those arising under any agreement, commitment or undertaking.

         "LIMITED TOO COMMON STOCK" means the common stock, par value $1.00 per share, of Too, Inc. prior to giving effect to the filing of the Restated Too, Inc. Charter.

         "LOSSES" means, with respect to any Person, any and all damage, loss, liability and expense incurred or suffered by such Person (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any and all Actions or threatened Actions).

         "PERSON" means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

         "RECORD DATE" means the date determined by The Limited's Board of Directors (or determined by a committee of such Board of Directors pursuant to authority delegated to such committee by The Limited's Board of Directors) as the record date for determining the holders of The Limited Common Stock entitled to receive the Distribution.

         "RESTATED TOO, INC. CHARTER" has the meaning set forth in Section 3.02.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SERVICES AGREEMENT" means the Services Agreement dated as of the date hereof between The Limited and Too, Inc.

         "STORE LEASES AGREEMENT" means the Store Leases Agreement dated as of the date hereof between The Limited Stores, Inc. and Too, Inc.

         "SUBSIDIARY" means, with respect to any Person, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         "TAX" means Tax as such term is defined in the Tax Separation
Agreement.

         "TAX SEPARATION AGREEMENT" means the Tax Separation Agreement dated as of the date hereof between The Limited and Too, Inc.

         "THE LIMITED COMMON STOCK" means the common stock, par value $.50 per share, of The Limited.

         "THE LIMITED GROUP" means The Limited and its Subsidiaries (other than any Subsidiary or member of, or other entity in, the Too, Inc. Group).

         "THE LIMITED LIABILITIES" means all (i) Liabilities of The Limited Group under this Agreement and (ii) except as otherwise specifically provided herein or in any Ancillary Agreements, other Liabilities, whether arising before, on or after the Distribution Date, of or relating to The Limited Group or arising from or in connection with the conduct of the businesses of The Limited Group (other than the Too, Inc. Business) or the ownership or use of assets in connection therewith, including without limitation any Liabilities arising under or relating to Environmental Laws. Notwithstanding the foregoing, "THE LIMITED LIABILITIES" shall exclude (x) any Liabilities for Taxes (since such Liabilities shall be governed by the Tax Separation Agreement) and (y) any Liabilities specifically retained or assumed by Too, Inc. pursuant to this Agreement.

         "THIRD-PARTY CLAIM" has the meaning set forth in Section 4.05.

         "TOO, INC. BUSINESS" means the business of Too, Inc. and its Subsidiaries as at the date hereof, including the manufacture, packaging, advertising, promotion and sale of apparel, accessories, lifestyle and personal care products for girls approximately 7 to 14 years of age.

         "TOO, INC. COMMON STOCK" means the common stock, par value $.01 per share, of Too, Inc. after giving effect to the filing of the Restated Too, Inc. Charter.

         "TOO, INC. GROUP" means Too, Inc. and its Subsidiaries as of and after the Distribution Date (including all predecessors to such Persons).

         "TOO, INC. LIABILITIES" means all (i) Liabilities of the Too, Inc. Group under this Agreement, (ii) except as otherwise specifically provided herein or in any Ancillary Agreement, other Liabilities, whether arising before, on or after the Distribution Date, of or relating to the Too, Inc. Group or arising from or in connection with the conduct of the Too, Inc. Business or the ownership or use of assets in connection therewith, including without limitation any Liabilities arising under or relating to Environmental Laws, and (iii) Liabilities of the Too, Inc. Group set forth in Schedule 5.01 hereto. Notwithstanding the foregoing, "TOO, INC. LIABILITIES" shall exclude: (x) any Liabilities for Taxes (since such Liabilities shall be governed by the Tax Separation Agreement) and (y) any Liabilities specifically retained or assumed by The Limited pursuant to this Agreement.

         "TRADEMARK AND SERVICE MARK LICENSING AGREEMENT" means the Trademark and Service Mark Licensing Agreement dated as of the date hereof between The Limited and Too, Inc.



                                    ARTICLE 2

                           CONTRIBUTIONS TO TOO, INC.

         SECTION 2.1. Contribution of Contributed Subsidiaries. Effective prior to or as of the Distribution Date, The Limited shall contribute or transfer to Too, Inc. or to one or more wholly owned Subsidiaries of Too, Inc. all the outstanding shares of capital stock of, or other ownership interests in, each of the subsidiaries set forth in Schedule 2.01 hereto.

         SECTION 2.2. Transfers of Certain Assets; Assumption of Certain Liabilities. (a) Effective prior to or as of the Distribution Date or as soon as practicable after the Distribution Date, subject to receipt of any necessary consents or approvals of third parties or of governmental or regulatory agencies or authorities and subject to Section 7.03, (i) The Limited shall, or shall cause the relevant member of The Limited Group to, assign, contribute, convey, transfer and deliver ("TRANSFER") to Too, Inc. or to one or more of Too, Inc.'s wholly owned Subsidiaries all of the right, title and interest of The Limited or such member of The Limited Group in and to all assets held by any member of The Limited Group that relate solely to the Too, Inc. Business (and not to the businesses of The Limited Group) and Too, Inc. shall assume and take transfer of all liabilities associated with such assets, and (ii) Too, Inc. shall, or shall cause the relevant member of the Too, Inc. Group to, Transfer to The Limited or to one or more members of The Limited Group all of the right, title and interest of Too, Inc. or such member of the Too, Inc. Group in and to all assets held by any member of the Too, Inc. Group that relate solely to the businesses of The Limited Group (and not to the Too, Inc. Business) and The Limited shall assume and take transfer of all liabilities associated with such assets.

          (b) Without limiting the generality of Section 2.02(a), Too, Inc. agrees that any rights, claims and refunds that relate to any period ending on or before the Distribution Date and related to the real estate currently leased or subleased or previously leased or subleased by any member of The Limited Group or the Too, Inc. Group are assets relating solely to The Limited Business and Too, Inc. shall have no rights or claims in respect thereof, and The Limited or any member of The Limited Group shall have exclusive authority to negotiate and prosecute such rights, claims and refunds.

          (c) Effective as of the time of Transfer of any asset by The Limited Group to the Too, Inc. Group pursuant to Section 2.02(a), the Too, Inc. Group shall assume all Tax liabilities attributable to such asset and the businesses related thereto (to the extent attributable to the Too, Inc. Business) in respect of all periods prior to such time.

          (d) Without limiting the generality of Section 2.02(a), Too, Inc. shall assume its ratable share of any judgment or settlement ultimately reached in respect of any claims asserted against Too, Inc. or any member of the Too, Inc. Group, whether arising prior to or after the Distribution Date, including without limitation any claims for which The Limited or any member of The Limited Group may be found jointly and severally liable with Too, Inc. or any member of the Too, Inc. Group. For purposes hereof, Too, Inc.'s ratable share of any judgment or settlement shall be deemed to be the portion of any judgment or settlement for which Too, Inc. and any member of the Too, Inc. Group are determined to be liable by a court of competent jurisdiction or if no such apportionment is made, Too, Inc.'s ratable share shall be (unless otherwise agreed to between Too, Inc. and The Limited) the Too, Inc. Group's proportionate share of Too, Inc. Group's and The Limited Group's combined sales (as measured by revenue) of the products or services to which the judgment or settlement relates during the period to which such judgment or settlement relates.

         SECTION 2.3. Agreement Relating To Consents Necessary To Transfer Assets. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer or assign any asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the necessary consent of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Too, Inc. or The Limited thereunder. Too, Inc. and The Limited will, subject to Section 7.03, use their reasonable efforts to obtain the consent of any third party or any governmental or regulatory agency or authority, if any, required in connection with the transfer or assignment pursuant to Section 2.02 of any such asset or any claim or right or any benefit arising thereunder. If such required consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the transferor thereunder so that the intended transferee would not in fact receive all such rights, Too, Inc. and The Limited will cooperate in a mutually agreeable arrangement under which the intended transferee would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing or sub-leasing to such transferee, or under which the transferor would enforce for the benefit of the transferee, with the transferee assuming the transferor's obligations, any and all rights of the transferor against a third party thereto.



                                    ARTICLE 3

                                THE DISTRIBUTION

         SECTION 3.1. Cooperation Prior to the Distribution. (a) The Limited and Too, Inc. shall prepare, and Too, Inc. shall file with the Commission, the Form 10, which shall include or incorporate by reference the Information Statement which shall set forth appropriate disclosure concerning Too, Inc. and the Distribution. The Limited and Too, Inc. shall use reasonable efforts to cause the Form 10 to become effective under the Exchange Act as soon as practicable. After the Form 10 has become effective, The Limited shall mail the Information Statement to the holders of The Limited Common Stock as of the Record Date.

          (b) The Limited and Too, Inc. shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereto that are appropriate to reflect the establishment of or amendments to any employee benefit and other plans contemplated by this Agreement.

          (c) The Limited and Too, Inc. shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement.

          (d) Too, Inc. shall prepare, file and pursue an application to permit listing of the Too, Inc. Common Stock on the New York Stock Exchange ("NYSE").

         SECTION 3.2. The Limited Board Action; Conditions Precedent to the Distribution. The Limited's Board of Directors shall, in its discretion, establish (or delegate authority to establish) the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution. In no event shall the Distribution occur unless the following conditions shall have been waived by The Limited or shall have been satisfied:

                  (i) the Form 10 shall have become effective under the Exchange Act;

                 (ii) the Too, Inc. Common Stock to be delivered in the Distribution shall have been approved for listing on the NYSE, subject to official notice of issuance;

                (iii) the Board of Directors of The Limited shall be satisfied that the Distribution will be made out of surplus within the meaning of
         Section 170 of the General Corporation Law of the State of Delaware;

                 (iv) The Limited's Board of Directors shall have approved the Distribution and shall not have abandoned, deferred or modified the Distribution at any time prior to the Record Date;

                  (v) the contributions referred to in Section 2.01 of this Agreement shall have been effected;

                 (vi) Too, Inc.'s Board of Directors, as named in the Information Statement, shall have been elected by The Limited, as sole stockholder of Too, Inc., and Too, Inc.'s certificate of incorporation (the "RESTATED TOO, INC. CHARTER") and bylaws, in substantially the forms attached as Exhibits A and B, respectively, hereto shall be in effect;

                (vii) each of the Ancillary Agreements shall have been duly executed and delivered by the parties thereto;

               (viii) The Limited shall have received an opinion of Davis Polk & Wardwell as to the tax-free nature of the Distribution; and

                 (ix) a credit facility shall have been made available to Too, Inc. by its lenders on terms and in an amount satisfactory to The Limited and Too, Inc.

         SECTION 3.3. The Distribution. Subject to the terms and conditions set forth in this Agreement, (i) prior to the Distribution Date, The Limited shall deliver to the Distribution Agent for the benefit of holders of record of The Limited Common Stock on the Record Date, a stock certificate or certificates, endorsed by The Limited in blank, representing all of the then outstanding shares of Too, Inc. Common Stock owned by The Limited, (ii) the Distribution shall be effective on the Distribution Date and (iii) The Limited shall instruct the Distribution Agent to distribute, on or as soon as practicable after the Distribution Date, to each holder of record of The Limited Common Stock as of the Record Date one-seventh of one share of Too, Inc. Common Stock for each one share of The Limited Common Stock so held. Too, Inc. agrees to provide all certificates for shares of Too, Inc. Common Stock that The Limited shall require (after giving effect to Section 3.04) in order to effect the Distribution.

         SECTION 3.4. Subdivision of Too, Inc. Common Stock to Accomplish the Distribution. Effective upon the filing of the Restated Too, Inc. Charter with the Secretary of State of the State of Delaware, each share of Limited Too Common Stock then issued and outstanding shall, without any action on the part of the holder thereof, be subdivided and converted into that number of fully paid and non-assessable shares of Too, Inc. Common Stock issued and outstanding equal to the number of shares of The Limited Common Stock outstanding on the Record Date (excluding shares of restricted stock held by The Limited employees expected to remain The Limited employees after the Distribution) times one-seventh divided by the number of shares of Limited Too Common Stock outstanding immediately prior to such filing.

         SECTION 3.5. Fractional Shares. No certificates representing fractional shares of Too, Inc. Common Stock will be distributed in the Distribution. The Distribution Agent will be directed to determine the number of whole shares and fractional shares of Too, Inc. Common Stock allocable to each holder of The Limited Common Stock as of the Record Date. Upon the determination by the Distribution Agent of such number of fractional shares, as soon as practicable after the Distribution Date, the Distribution Agent, acting on behalf of the holders thereof, shall sell such fractional shares for cash on the open market and shall disburse to each holder entitled thereto the appropriate portion of the resulting cash proceeds (calculated by multiplying the average gross selling price per share times the number of fractional shares allocable to such holder). The Limited shall bear the cost of all commissions incurred in connection with the sale of fractional shares pursuant to this Section 3.05.



                                    ARTICLE 4

                                 INDEMNIFICATION

         SECTION 4.1. Too, Inc. Indemnification of The Limited Group. (a) Subject to Section 4.03, on and after the Distribution Date, Too, Inc. shall indemnify, defend and hold harmless The Limited Group and the respective directors, officers and Affiliates of each Person in The Limited Group (the "THE LIMITED INDEMNITEES") from and against any and all Losses incurred or suffered by any of The Limited Indemnitees arising out of, or due to the failure of any Person in the Too, Inc. Group to pay, perform or otherwise discharge, any of the Too, Inc. Liabilities.

          (b) Subject to Section 4.03, Too, Inc. shall indemnify, defend and hold harmless each of The Limited Indemnitees and each Person, if any, who controls any The Limited Indemnitee within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof or the Information Statement (as amended or supplemented if Too, Inc. shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as such Losses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished to Too, Inc. in writing by The Limited expressly for use therein.

         SECTION 4.2. The Limited Indemnification of Too, Inc. Group. (a) Subject to Section 4.03, on and after the Distribution Date, The Limited shall indemnify, defend and hold harmless the Too, Inc. Group and the respective directors, officers and Affiliates of each Person in the Too, Inc. Group (the "TOO, INC. INDEMNITEES") from and against any and all Losses incurred or suffered by any of the Too, Inc. Indemnitees and arising out of, or due to the failure of any Person in The Limited Group to pay, perform or otherwise discharge, any of The Limited Liabilities.

          (b) Subject to Section 4.03, The Limited shall indemnify, defend and hold harmless each of the Too, Inc. Indemnitees and each Person, if any, who controls any Too, Inc. Indemnitee within the meaning of either Section 15 of the

Securities Act or Section 20 of the Exchange Act from and against any and all Losses caused by any untrue statement or alleged untrue statement of a material fact contained in the Form 10 or any amendment thereof or the Information Statement (as amended or supplemented if Too, Inc. shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such Losses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished to Too, Inc. in writing by The Limited expressly for use therein.

         SECTION 4.3. Insurance; Third Party Obligations; Tax Benefits. Any indemnification pursuant to Sections 4.01 or 4.02 shall be paid net of the amount of any insurance or other amounts that would be payable by any third party to the Indemnified Party (as defined below) in the absence of this Agreement (irrespective of time of receipt of such insurance or other amounts) and net of any tax benefit to the Indemnified Party attributable to the relevant payment or Liability. Such indemnification shall be increased to reflect any tax liability of the indemnified party so that the indemnified party receives 100% of the after-tax amount of any payment or liability. It is expressly agreed that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, (ii) relieved of the responsibility to pay any claims to which it is obligated or (iii) entitled to any subrogation rights with respect to any obligation hereunder.

         SECTION 4.4. Notice and Payment of Claims. If any The Limited Indemnitee or Too, Inc. Indemnitee (the "INDEMNIFIED PARTY") determines that it is or may be entitled to indemnification by any party (the "INDEMNIFYING PARTY") under Article 4 (other than in connection with any Action subject to Section 4.05), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. Within 30 days after receipt of such notice, the Indemnifying Party shall pay the Indemnified Party such amount in cash or other immediately available funds unless the Indemnifying Party objects to the claim for indemnification or the amount thereof. If the Indemnifying Party does not give the Indemnified Party written notice objecting to such indemnity claim and setting forth the grounds therefor within such 30-day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount. In the event of such a timely objection by the Indemnifying Party, the amount, if any, that is Finally Determined to be required to be paid by the Indemnifying Party in respect of such indemnity claim shall be paid by the Indemnifying Party to the Indemnified Party in cash within 15 days after such indemnity claim has been so Finally Determined.

         SECTION 4.5. Notice and Defense of Third-Party Claims. Promptly following the earlier of (i) receipt of notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party or (ii) receipt of information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a "THIRD-PARTY CLAIM"), the Indemnified Party shall give the Indemnifying Party written notice thereof. The failure of the Indemnified Party to give notice as provided in this
Section 4.05 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice. Within 15 days after receipt of such notice, the Indemnifying Party may (i) by giving written notice thereof to the Indemnified Party, acknowledge liability for such indemnification claim and at its option elect to assume the defense of such Third-Party Claim at its sole cost and expense or (ii) object to the claim for indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this
Section 4.05; provided that if the Indemnifying Party does not within such 15-day period give the Indemnified Party written notice objecting to such indemnification claim and setting forth the grounds therefor, the Indemnifying Party shall be deemed to have acknowledged its liability for such indemnification claim. If the Indemnifying Party has elected to assume the defense of a Third-Party Claim, (x) the defense shall be conducted by counsel retained by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, provided that the Indemnified Party shall have the right to participate in such proceedings and to be represented by counsel of its own choosing at the Indemnified Party's sole cost and expense; and (y) the Indemnifying Party may settle or compromise the Third Party Claim without the prior written consent of the Indemnified Party so long as such settlement includes an unconditional release of the Indemnified Party from all claims that are the subject of such Third Party Claim, provided that the Indemnifying Party may not agree to any such settlement pursuant to which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible hereunder, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of a Third-Party Claim for which it has acknowledged liability for indemnification hereunder, the Indemnified Party may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorney's fees and reasonable out-of-pocket expenses incurred in defending against such Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party; provided that the Indemnifying Party shall not be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall pay to the Indemnified Party in cash the amount, if any, for which the Indemnified Party is entitled to be indemnified hereunder within 15 days after such Third Party Claim has been Finally Determined, in the case of an indemnity claim as to which the Indemnifying Party has acknowledged liability or, in the case of any indemnity claim as to which the Indemnifying Party has not acknowledged liability, within 15 days after such Indemnifying Party's objection to liability hereunder has been Finally Determined.

         SECTION 4.6. Contribution. If for any reason the indemnification provided for in Section 4.01 or 4.02 is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect all relevant equitable considerations.

         SECTION 4.7. Non-Exclusivity of Remedies. The remedies provided for in this Article 4 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity.



                                    ARTICLE 5

                                EMPLOYEE MATTERS

         SECTION 5.1. Employee Matters Generally. With respect to employee matters and employee benefits arrangements, the parties hereto agree as set forth in Schedule 5.01.

         SECTION 5.2. Restriction on Solicitation or Employment of Employees. For a period of three years following the Distribution Date, each of The Limited Group and the Too, Inc. Group agrees that (without the prior written consent of the other) it will not, directly or indirectly, (i) solicit or otherwise attempt to induce or influence any associate of the other Group to leave employment with his or her then-current employer or (ii) employ any exempt or salaried associate of the other Group other than any such associates who were assigned solely to a single store location; provided that any and all (x) non exempt labor and (y) their related or associated supervisory exempt associates assigned to Too, Inc.'s distribution center services shall be made available to Too, Inc. upon Too, Inc.'s request and upon completion of its own distribution facilities located in Columbus, Ohio or the surrounding area.

                                    ARTICLE 6

                              ACCESS TO INFORMATION

         SECTION 6.1. Provision of Corporate Records. Immediately prior to or as soon as practicable following the Distribution Date, each Group shall provide to the other Group all documents, contracts, books, records and data (including but not limited to minute books, stock registers, stock certificates and documents of title) in its possession relating to such other Group or such other Group's business and affairs; provided that if any such documents, contracts, books, records or data relate to both Groups or the business and operations of both Groups, each such Group shall provide to the other Group true and complete copies of such documents, contracts, books, records or data.

         SECTION 6.2. Access to Information. From and after the Distribution Date, each Group shall, for a reasonable period of time, afford promptly to the other Group and its accountants, counsel and other designated representatives reasonable access during normal business hours to all documents, contracts, books, records, computer data and other data in such Group's possession relating to such other Group or the business and affairs of such other Group (other than data and information subject to an attorney/client or other privilege), insofar as such access is reasonably required by such other Group, including, without limitation, for audit, accounting, litigation, regulatory compliance and disclosure and reporting purposes.

         SECTION 6.3. Litigation Cooperation. Each Group shall use reasonable efforts to make available to the other Group and its accountants, counsel, and other designated representatives, upon written request, its directors, officers, employees and representatives as witnesses, and shall otherwise cooperate with the other Group, to the extent reasonably required in connection with any legal, administrative or other proceedings arising out of either Group's business and operations prior to the Distribution Date in which the requesting party may from time to time be involved.

         SECTION 6.4. Reimbursement. Each Group providing information or witnesses to the other Group, or otherwise incurring any expense in connection with cooperating, under Sections 6.01, 6.02 or 6.03 shall be entitled to receive from the recipient thereof, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses as may be reasonably incurred in providing such information, witnesses or cooperation.

         SECTION 6.5. Retention of Records. Except as otherwise required by law or agreed to in writing, each party shall, and shall cause the members of its respective Group to, retain all information relating to the other Group's business and operations in accordance with the past practice of such party. Notwithstanding the foregoing, any party may destroy or otherwise dispose of any such information at any time, provided that, prior to such destruction or disposal, (i) such party shall provide not less than 90 days' prior written notice to the other party, specifying the information proposed to be destroyed or disposed of, and (ii) if the recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the information as was requested at the expense of the requesting party.

         SECTION 6.6. Confidentiality. Each party shall hold and shall cause its directors, officers, employees, agents, consultants and advisors ("REPRESENTATIVES") to hold in strict confidence all information (other than any such information relating solely to the business or affairs of such party) concerning the other party unless (i) such party is compelled to disclose such information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law or (ii) such information can be shown to have been (A) in the public domain through no fault of such party or (B) lawfully acquired after the Distribution Date on a non-confidential basis from other sources. Notwithstanding the foregoing, such party may disclose such information to its Representatives so long as such Persons are informed by such party of the confidential nature of such information and are directed by such party to treat such information confidentially. If such party or any of its Representatives becomes legally compelled to disclose any documents or information subject to this Section, such party will promptly notify the other party so that the other party may seek a protective order or other remedy or waive such party's compliance with this Section. If no such protective order or other remedy is obtained or waiver granted, such party will furnish only that portion of the information which it is advised by counsel is legally required and will exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Such party agrees to be responsible for any breach of this Section by it and its Representatives.

         SECTION 6.7. Inapplicability of Article 6 to Tax Matters. Notwithstanding anything to the contrary in Article 6, Article 6 shall not apply with respect to information, records and other matters relating to Taxes, all of which shall be governed by the Tax Separation Agreement.



                                    ARTICLE 7

                            CERTAIN OTHER AGREEMENTS

         SECTION 7.1. Intercompany Accounts. All intercompany receivable, payable and loan balances in existence as of the Distribution Date between The Limited Group and Too, Inc. Group will be eliminated.

         SECTION 7.2. Certain Rights Upon a Third Party Obtaining Above a Specified Ownership Level of Too, Inc. Common Stock. No Person or group
(within the meaning of Section 13(d) under the Exchange Act) of Persons shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange
Act) of more than 35% of the Too, Inc. Common Stock unless (i) The Limited shall have received prior written notice that such Person or group proposes to acquire beneficial ownership of more than 35% of the Too, Inc. Common Stock and (ii) prior to such acquisition such Person or group provides to The Limited (unless waived by The Limited in writing) a guarantee, in form and substance acceptable to The Limited, of the obligations of Too, Inc. and the Too, Inc. Group under this Distribution Agreement and each Ancillary Agreement.

         SECTION 7.3. Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including but not limited to using its reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents or approvals are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party, its Group or its Group's business.



                                    ARTICLE 8

                                  MISCELLANEOUS

         SECTION 8.1. Notices. All notices and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be deemed given when received addressed as follows:

         If to The Limited, to:

                  The Limited, Inc.

                  Three Limited Parkway
                  Columbus, OH 43230
                  Telecopy: (614) 415-7188
                  Attention: Samuel P. Fried

         With a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York  10017
                  Telecopy: (212) 450-4800
                  Attention: Dennis S. Hersch

         If to Too, Inc., to:

                  Too, Inc.
                  3885 Morse Road
                  Columbus, OH 43219
                  Telecopy: (614) 479-3610
                  Attention: Kent A. Kleeberger

         With a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York  10017
                  Telecopy: (212) 450-4800
                  Attention: Dennis S. Hersch

         Any party may, by written notice so delivered to the other parties, change the address to which delivery of any notice shall thereafter be made.

         SECTION 8.2. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by The Limited and Too, Inc., or in the case of a waiver, by the party against whom the waiver is to be effective.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 8.3. Expenses. Except as specifically provided otherwise in this Agreement or any Ancillary Agreement, all costs and expenses incurred in connection with the preparation, execution and delivery of the Distribution Documents and the consummation of the Distribution and the other transactions contemplated hereby (including the fees and expenses of all counsel, accountants and financial and other advisors of both Groups in connection therewith, and all expenses in connection with preparation, filing and printing of the Form 10 and the Information Statement) shall be paid by The Limited; provided that Too, Inc. shall be responsible for and pay the fees, expenses and other amounts payable to the lenders under Too, Inc.'s credit facilities and all other fees and expenses incurred in connection therewith (including the fees and expenses of Too, Inc.'s counsel in connection with the preparation and negotiation of all documentation relating to such credit facilities).

         SECTION 8.4. Successor and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

         SECTION 8.5. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflicts of laws rules thereof.

         SECTION 8.6. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

         SECTION 8.7. Entire Agreement. This Agreement and the other Distribution Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the other Distribution Documents has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. To the extent that the provisions of this Agreement are inconsistent with the provisions of any other Distribution Document, the provisions of such other Distribution Document shall prevail.

         SECTION 8.8. Tax Separation Agreement; Set-Off; Payment of After-Tax Amounts. (a) Except as otherwise provided herein and not inconsistent with the Tax Separation Agreement, this Agreement shall not govern any Tax, and any and all claims, losses, damages, demands, costs, expenses or liabilities relating to Taxes shall be exclusively governed by the Tax Separation Agreement.

          (b) If, at the time Too, Inc. is required to make any payment to The Limited under this Agreement, and The Limited owes Too, Inc. any amount under this Agreement or any Ancillary Agreement, then such amounts shall be offset and the excess shall be paid by the party liable for such excess. Similarly, if at the time The Limited is required to make any payment to Too, Inc. under this Agreement, and Too, Inc. owes The Limited any amount under this Agreement or any Ancillary Agreement, then such amounts shall be offset and the excess shall be paid by the party liable for such excess.

          (c) If any amount paid by The Limited, Too, Inc. or their respective Post-Distribution Affiliates pursuant to Section 4.01 or 4.02 of this Agreement results in any increased Tax liability or reduction of any Tax Asset of any member of the Too, Inc. Group, Too, Inc. or its Post-Distribution Affiliates, or The Limited Group, The Limited or its Post-Distribution Affiliates, respectively, then The Limited or Too, Inc., as the case may be, shall indemnify the other party and hold it harmless from any interest or penalty attributable to such increased Tax liability or the reduction of such Tax asset and shall pay to the other party, in addition to amounts otherwise owed, 100 percent of the After-Tax Amount. All capitalized terms used in this Section 8.08(c) and not otherwise defined in this Agreement are used as defined in the Tax Separation Agreement. This Section 8.08(c) shall be subject to the dispute resolution provisions contained in Section 16 of the Tax Separation Agreement.

         SECTION 8.9. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York County, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.01 shall be deemed effective service of process on such party.

         SECTION 8.10. Existing Arrangements. Except as otherwise contemplated hereby, all prior agreements and arrangements, including those relating to goods, rights or services provided or licensed, between the Too, Inc. Group and The Limited Group shall be terminated effective as of the Distribution Date, if not theretofore terminated. No such agreements or arrangements shall be in effect after the Distribution Date unless embodied in the Distribution Documents.

         SECTION 8.11. Termination Prior to the Distribution. The Limited Board of Directors may at any time prior to the Distribution abandon the Distribution and, by notice to Too, Inc., terminate this Agreement (whether or not The Limited Board of Directors has theretofore approved this Agreement and/or the Distribution).

         SECTION 8.12. Termination After the Distribution. Except upon the mutual consent of both parties hereto, this Agreement shall not be terminable until the third anniversary of the Distribution Date, and thereafter shall be terminable upon six months' prior written notice by either party to the other party.

         SECTION 8.13. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         IN WITNESS WHEREOF the parties hereto have caused this Distribution Agreement to be duly executed by their respective authorized officers as of the date first above written.

                             THE LIMITED, INC.


                             By: /s/ V. Ann Hailey
                                ------------------------------------------
                                 Name:  Ann Hailey
                                 Title: Executive Vice President and Chief
                                        Financial Officer



                             TOO, INC.


                             By: /s/ Kent A. Kleeberger
                                ------------------------------------------
                                 Name:  A. Kleeberger
                                 Title: Vice President - Chief Financial
                                        Officer